EXHIBIT 10.1

FIRST AMENDMENT TO MANAGEMENT AGREEMENT

          THIS FIRST AMENDMENT TO MANAGEMENT AGREEMENT (“First Amendment”) is effective as of the 1st day of April, 2001, by and between Frederick Brewing Co., a Maryland corporation (“FBC”), and Snyder International Brewing Group, LLC, an Ohio limited liability company (“SIBG”), and amends the Management Agreement (the “Management Agreement”), effective as of August 24, 1999, by and between FBC and SIBG.

          WHEREAS, FBC and SIBG desire to enter into this First Amendment to decrease the management fees paid by FBC to SIBG upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

          1.    Defined Terms.    Unless otherwise defined herein, capitalized terms that are defined in the Management Agreement are used herein as defined therein.

          2.    Amendment to Section 2 of the Management Agreement.     Section 2 of the Management Agreement is hereby deleted in its entirety and is amended and restated to read as follows:

Management Fee; Expense Reimbursement.    As compensation for the Services rendered under this Agreement, FBC will pay to SIBG a fee (the “Management Fee”) of $15,000 per month during the Term. The Management Fee is payable on the first day of each month. During the Term, FBC shall reimburse SIBG for all reasonable out-of-pocket expenses incurred by SIBG in providing the Services upon receipt of appropriate documentation evidencing such expenses.

          3.    Complete Agreement.    This First Amendment and the Management Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all previous negotiations, commitments and writings with respect to such subject matter.

          4.    Continuing Effect; No Other Amendments.    Except as expressly amended hereby, all of the terms and provisions of the Management Agreement are and shall remain in full force and effect.

          5.    Governing Law.    This First Amendment will be governed by and construed in accordance with the laws of the State of Ohio without regard to the principles of conflicts of laws thereof.

          6.    Captions.    Captions and section headings are used for convenience of reference only and are not part of this First Amendment and may not be used in construing it.

          7.    Enforceability.    Any provision of this First Amendment that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision or remedies otherwise available to any party hereto.

          8.    Counterparts.    This First Amendment may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together constitute one and the same instrument.

           IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed as of the day and year first above written.

FREDERICK BREWING CO.

/s/ JAMES M. GEHRIG
By:
Its: Chief Financial Officer

SNYDER INTERNATIONAL BREWING
GROUP, LLC

/s/ C. DAVID SNYDER
By:
Its: Chairman and Chief Executive Officer